Exhibit 2.1

AMENDMENT NO. 1

TO SHARE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT is dated as of September 30, 2016 (this “Amendment”) and amends the Share Purchase Agreement dated as of July 28, 2014 (the “Agreement”), by and among the parties listed in Schedule 1 of the Agreement (collectively, the “Sellers”), MediaMiser Ltd., a corporation incorporated under the Business Corporations Act (Ontario) (the “OBCA”) on April 15, 2003 (“MediaMiser”) and 2426818 Ontario Inc. (the “Purchaser”). Capitalized terms not defined in this Amendment have the meanings set forth in the Agreement.

WHEREAS, on July 28, 2014 Purchaser acquired all of the issued and outstanding Preferred Shares of MediaMiser and all of the issued and outstanding Common Shares of MediaMiser pursuant to the Agreement (the “Acquisition”); and

WHEREAS, forthwith following the Acquisition, the Purchaser and MediaMiser amalgamated pursuant to articles of amalgamation filed under the OBCA on July 28, 2014 and continued as one corporation under the provisions of the OBCA (the “Amalgamation”) named “MediaMiser Ltd.” (the “Company”); and

WHEREAS as a result of the Amalgamation, the property of each of Purchaser and MediaMiser continued to be the property of the Company and the Company continued to be liable for the obligations of each of the Purchaser and MediaMiser; and

WHEREAS, Sellers and the Company have agreed that it is in their best interests to amend the terms of the Agreement; and

WHEREAS, pursuant to Section 11.2(a) of the Agreement, Sellers and the Company may amend the Agreement by an instrument in writing signed by the Sellers and the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective terms and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, Sellers and the Company hereby agree as follows:

1)	Amendment. The Agreement is hereby amended as follows:

A)	Section 1.1 of the Agreement, Definitions, is amended as follows:

i)	Section (n) “Maximum Earnout Amount” is deleted in its entirety and replaced with the following:

“Maximum Earnout Amount” means the sum of $2,000,000.

ii)	Section (bb) “Earnout Payment Date” is deleted in its entirety.

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iii)	The following definitions are added (in applicable alphabetical order to Section 1.1 of the Agreement:

“2017 Earnout Payment Date” means March 31, 2017

“2018 Earnout Payment Date” means March 31, 2018.

“Executive Employment Agreements” means, collectively, the executive employment agreements dated July 28, 2014 between MediaMiser and each of Martin Lyster (“Lyster”), Chris Morrison (“Morrison”) and Brett Serjeantson (“Serjeantson”).

“Non-Competition and Non-Solicitation Agreements” means, collectively, the non-competition and non-solicitation agreements dated July 28, 2014 among the Purchaser, MediaMiser and each of Lyster, Morrison, and Serjeantson.

B)	Section 2.3 of the Agreement, Supplemental Purchase Price- Earnout, is deleted in its entirety and replaced with the following:

(a)	In consideration for the purchase by the Purchaser of the Common Shares, the Purchaser shall pay, or cause to be paid, to the Earnout Recipients, in the manner set forth in Section 2.3(d) and subject to Section 9.11 an amount equal to $2,000,000 (the “Earnout Amount”), subject to the conditions set forth in Sections 2.3(b) and 2.3(c) below. The Earnout Amount shall be allocated among the Earnout Recipients in the ratio that the number of Common Shares listed opposite their respective names in Schedule 1 is to the total number of Common Shares listed on such schedule for all Earnout Recipients.

(b)	Conditions Precedent to Payment of the Earnout Amount. On each of the 2017 Earnout Payment Date and the 2018 Earnout Payment Date (each hereinafter referred to as a “Payment Date”), the following shall be true and correct:

(i)	In respect of payments to Lyster:

(1)	Lyster shall continue to be employed with the Company, shall have been terminated by the Company without Cause (as such term is defined in the Executive Employment Agreements), or shall have resigned his employment with the Company by mutual written agreement of the Company;
(2)	No violation or default shall have occurred under the Confidentiality, Non-Solicitation and Non-Competition Provisions set forth in Sections 6 and 7 of the Executive Employment Agreement to which Lyster is a party;
(3)	No violation or default shall have occurred under the Non-Competition and Non-Solicitation Agreement to which Lyster is a party; and
(4)	Lyster shall have provided the Company a certificate in the form of Exhibit A.

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(ii)	In respect of payments to Morrison and Leanne Morrison:

(1)	Morrison shall continue to be employed with the Company, shall have been terminated by the Company without Cause (as such term is defined in the Executive Employment Agreements), or shall have resigned his employment with the Company by mutual written agreement of the Company;
(2)	No violation or default shall have occurred under the Confidentiality, Non-Solicitation and Non-Competition Provisions set forth in Sections 6 and 7 of the Executive Employment Agreement to which Morrison is a party;
(3)	No violation or default shall have occurred under the Non-Competition and Non-Solicitation Agreement to which Morrison is a party; and
(4)	Morrison shall have provided the Company a certificate in the form of Exhibit A.

(iii)	In respect of payments to Serjeantson and Kelly Serjeantson:

(1)	Serjeantson shall continue to be employed with the Company, shall have been terminated by the Company without Cause (as such term is defined in the Executive Employment Agreements), or shall have resigned his employment with the Company by mutual written agreement of the Company;
(2)	No violation or default shall have occurred under the Confidentiality, Non-Solicitation and Non-Competition Provisions set forth in Sections 6 and 7 of the Executive Employment Agreement to which Serjeantson is a party;
(3)	No violation or default shall have occurred under the Non-Competition and Non-Solicitation Agreement to which Serjeantson is a party; and
(4)	Serjeantson shall have provided the Company a certificate in the form of Exhibit A.

(c)	In the event that any condition precedent to payment under Section 2.3(b)(i) shall not have been met as of a Payment Date, the Purchaser shall not be obligated to pay to Lyster any portion of the Earnout Amount otherwise due to Lyster. In the event that any condition precedent to payment under Section 2.3(b)(ii) shall not have been met as of a Payment Date, the Purchaser shall not be obligated to pay to either Morrison or Leanne Morrison any portion of the Earnout Amount otherwise due to Morrison or Leanne Morrison. In the event that any condition precedent to payment under Section 2.3(b)(iii) shall not have been met as of a Payment Date, the Purchaser shall not be obligated to pay to Serjeantson or Kelly Serjeantson any portion of the Earnout Amount otherwise due to Serjeantson or Kelly Serjeantson. In the event any such condition precedent to payment shall not have been met as aforesaid, the aggregate Earnout Amount shall be reduced by the amount no longer obligated to be paid; provided that, for the avoidance of doubt, there shall be no reduction pursuant to this Section 2.3(c) to the portion of the Earnout Amount to be paid: (i) to any party who satisfies the conditions precedent in respect of payments due to such party in Section 2.3(b); or (ii) to any Seller, other than Leanne Morrison or Kelly Serjeantson, who is not directly subject to any condition precedent pursuant to Section 2.3(b).

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(d)	The Earnout Amount (subject to any reduction pursuant to Section 2.3(c) above and any set-off pursuant to Section 9.10) will be payable in cash in two equal installments on March 31, 2017 and March 31, 2018, provided that (i) the Purchaser shall have the option, in its sole discretion, to arrange for the payment of up to 70% of the Earnout Amount of each installment in Innodata Shares; and (ii) the portion of the Earnout Amount payable to Trust will include a cash component sufficient to pay the portion of the Earnout Amount allocated to the Beneficiaries listed in Schedule “A” of the Employee Trust 100% in cash. If the Purchaser elects to satisfy any portion of the Earnout Amount with Innodata Shares, the number of Innodata Shares to be delivered to the Earnout Recipients shall be such number of Innodata Shares (rounded down to the nearest whole number) having an aggregate Market Price on the Earnout Payment Date equal to the US Dollar Equivalent of the Canadian dollar amount of the Earnout Amount that would otherwise have been payable in cash. Any cash payment comprising the Earnout Amount shall be paid by certified cheque or bank draft or other means of immediately available funds.

C)	Section 2.5 of the Agreement, Innodata Shares, is amended as follows

i)	Section 2.5 (a) is deleted in its entirety and replaced with the following:

Under current law, an exemption from registration under the U.S. Securities Act will be available for the resale of any Innodata Shares by the Sellers that are issued in respect of the First Anniversary Payment and the Second Anniversary Payment, but may not be available for the resale of any Innodata Shares by the Sellers that are issued in respect of the Earnout Amount. Any Innodata Shares that are issued to the Sellers in respect of the First Anniversary Payment, the Second Anniversary Payment or the Earnout Amount shall be collectively referred to as the “Consideration Shares”. Innodata shall promptly take any action to ensure that its Transfer Agent is instructed to remove any legends restricting the resale of any Consideration Shares issued in respect of the First Anniversary Payment or the Second Anniversary Payment as permitted under Applicable Law. If for any reason this exemption from registration is in the opinion of counsel to Innodata not available in respect of such issuance, Innodata shall use its best efforts to effect and maintain registration of the Consideration Shares, in which case the out-of-pocket costs and expenses relating to such registration shall be to the account of the holders of the Consideration Shares provided that if the failure of such exemption from registration to be available is as a result of an action or inaction of Innodata, such out-of-pocket costs and expenses shall be to the account of Innodata.

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2)	Unconditional Release. In consideration for entering into this Amendment, each Seller (each individually a “Releasor”) hereby acknowledges and agrees that except with respect to the portion of the Earnout Amount that such Releasor may be entitled to receive on the 2017 Earnout Payment Date and the 2018 Earnout Payment Date pursuant to this Amendment, each Releasor hereby remises, releases and forever discharges each of MediaMiser Ltd., the Purchaser, and Innodata Inc. (collectively, the “Releasees”) of and from all actions, causes of action, suits, debts, duties, accounts, bonds covenants, contracts, claims and demands whatsoever (hereinafter referred to as “Claims”) which a Releasor now has or hereafter can, shall or may have for or by reason of or in any way arising out of any cause, matter or thing whatsoever and in particular, without in any way limiting the generality of the foregoing, for or by reason of or in any way arising out of any and all claims for moneys, advances, bonuses (including, without limitation, retention bonuses), incentive pay, participation in profits or earnings or any other remuneration, arising from or related to the Agreement or this Amendment. Each Releasor hereby declares, covenants and agrees that the undersigned has reviewed and fully understands the terms and binding effect of this release, and that there is no representation, warranty, collateral agreement or condition affecting this release other than as expressed in the Amendment in writing.

3)	Independent Legal Counsel. Each Seller acknowledges, confirms, and agrees that such Seller had the opportunity to seek and was not prevented nor discouraged by any Party from seeking independent legal advice prior to the execution and delivery of this Amendment and that, in the event that such Seller did not avail himself or herself with that opportunity prior to signing this Amendment, such Seller did so voluntarily without any undue pressure and agrees that such Party’s failure to obtain independent legal advice should not be used by him or her as a defence to the enforcement of such Party’s obligations under this Amendment.

4)	No Other Amendment. All other terms and conditions of the Agreement that are not expressly amended by this Amendment shall remain in full force and effect without other or further amendment or modification.

5)	Counterparts. This Amendment may be executed in multiple counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof or thereof signed by the other party hereto. The parties agree that the delivery of this Amendment, and any other agreements and documents contemplated hereby, may be affected by means of an exchange of facsimile or electronically transmitted signatures (including in portable document format (pdf)).

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the day and year first above written.

COMPANY:

MEDIAMISER LTD.

Per:	/s/ O’Neil Nalavadi
Authorized Signatory

INNODATA:

INNODATA INC.

Per:	/s/ Jack Abuhoff
Authorized Signatory

SELLERS:

/s/ Mark Durand	/s/ Brett Serjeantson
Witness	Brett Serjeantson

/s/ Mark Durand	/s/ Kelly Serjeantson
Witness	Kelly Serjeantson

/s/ Mark Zurawski	/s/ Chris Morrison
Witness	Chris Morrison

/s/ Jenny Nijhoff	/s/ Leanne Morrison
Witness	Leanne Morrison

/s/ Brian Salisbury	/s/ Glen Sloan
Witness	Glen Sloan

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/s/ Brian Salisbury	/s/ Carya Cunningham
Witness	Carya Cunningham

/s/ Mark Zurawski_	/s/ Martin Lyster
Witness	Martin Lyster

/s/ Allison Geffen	/s Michael Geist
Witness	Michael Geist

/s/ M. Kroutikov	/s/ David Nadeau
Witness	David Nadeau

TRUST:

MEDIAMISER LTD. EMPLOYEE TRUST, by its Trustees:

/s/ Brett Serjeantson
Brett Serjeantson

/s/ Chris Morrison
Chris Morrison

/s/ Martin Lyster
Martin Lyster

SELLERS’ REPRESENTATIVE:

/s/ Mark Zurawski	/s/ Martin Lyster
Witness	Martin Lyster

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EXHIBIT A

FORM OF ESTOPPEL CERTIFICATE

_____________ ___, 20__

Seller: __________________________

       [Name of Seller]

To:	MediaMiser Ltd.
Attention: Office of the General Counsel
Fax No.: (201) 488-8249

Re:	Re: Amendment No. 1 to Share Purchase Agreement (the “Agreement”) dated as of September 30, 2016 (the “Amendment”, and together with the Agreement, the “Amended Agreement”)

Ladies and Gentlemen:

I understand that the obligation of the Company to pay to me [insert as applicable: and to my spouse] any portion of the Earnout Amount is conditioned upon my meeting the conditions precedent set forth in Section 2.3(b) of the Amended Agreement. Capitalized terms not defined in this certificate have the meanings set forth in the Amended Agreement.

I hereby certify to the Company and to Innodata Inc. as follows:

1.       The Agreement is in good standing and in full force and effect and has not been modified or amended, except as set forth in the Amendment.

2.       I have at all times satisfied the conditions set forth on Section 2.3(b) of the Amended Agreement as applicable to me.

3.       No violation or default has occurred under the Confidentiality, Non-Solicitation and Non-Competition Provisions set forth in Sections 6 and 7 of the Executive Employment Agreement to which I am a party.

4.       No violation or default has occurred under the Non-Competition and Non-Solicitation Agreement to which I am a party.

5.       [Include for 2017 Earnout Payment]: Except with respect to the payment of $_____ to which I am entitled to receive on the 2017 Earnout Payment Date, and that portion of the Earnout Amount that I may be entitled to receive on the 2018 Earnout Payment Date, I have received all payments and other consideration to which I am entitled and there are no amounts or other consideration owed to me pursuant to the Amended Agreement. I agree that upon payment to me of the amount of $_____ on the 2017 Earnout Payment Date I shall have received that portion of the Earnout Amount to which I am entitled with respect to the 2017 Earnout Payment Date.

6.       [Include for 2018 Earnout Payment]: Except with respect to the payment of $_____ to which I am entitled to receive on the 2018 Earnout Payment Date, I have received all payments and other consideration to which I am entitled and there are no amounts or other consideration owed to me pursuant to the Amended Agreement. I agree that upon payment to me of the amount of $_____ on the 2017 Earnout Payment Date I shall have received that portion of the Earnout Amount to which I am entitled with respect to the 2018 Earnout Payment Date.

7.       I am not owed any incentives, bonuses or other variable compensation from the Company or any of its affiliates; and (ii) I have no dispute or claim (asserted or unasserted) against the Company or its affiliates related to incentives, bonuses or variable compensation and/or the administration or communication of programs or arrangements related thereto.

8.       There are no defaults of the Company, Innodata Inc. or any of Innodata Inc.’s affiliates under the Amended Agreement or any existing conditions, which upon the giving of notice or lapse of time or both would constitute a default under the Amended Agreement.

Dated: ____________ ____, 20__

Seller:
Signature of Seller

Printed Name: